Exhibit 10.2

MBIA, Inc.
113 King Street, Armonk, NY 10504
Tel 914-273-4545
www.mbia.com

January 26, 2007

REVISED April 16, 2007

Mark Zucker

17 Buckingham Place

Norwalk, CT 06851

Dear Mark:

This letter is to acknowledge that your last day with MBIA as a regular full-time employee is on April 30, 2007 (the “Retirement Date”).

You will be entitled to receive any vested benefits to which you are entitled under MBIA’s pension and profit sharing plans as of your Retirement Date. Such vested benefits will be paid to you pursuant to the terms of the applicable plan. You will also have such rights under any other benefit plan or arrangement sponsored by MBIA as are provided to other employees who terminate employment with MBIA.

Your medical, dental, life and short and long-term disability insurance ends as of the Retirement Date. However, you and your family may continue to participate in MBIA’s medical and dental plans as a retiree at your own cost. You will not be eligible to participate in MBIA’s retirement plans past the Retirement Date except to the extent of any vested rights therein. You will qualify for a 2006 performance bonus and a payout of your 2003 MBV award (subject to Company performance). Both payments will be made on or about March 1, 2007 when such employee awards are generally paid.

Whether or not you sign the attached Restrictive Covenant Agreement and General Release (“Agreement”), you will be entitled to the benefits referred to in the previous paragraphs and you may elect medical and dental benefit continuation coverage as a retiree.

Further, we are offering the following additional retirement payments and benefits subject to your execution and adherence to the terms of the attached Agreement:

•	You will be paid a prorated performance bonus for 2007 that will be equivalent to the average of the 2006 and 2005 performance bonuses (excluding special bonuses);

•

All of your outstanding MBV restricted stock will continue to vest in accordance with the original performance-based vesting terms and the awards at vesting will be subject to actual MBV performance for the relevant 3 year performance period;

•

All of your outstanding unvested stock options will immediately vest on the Retirement Date and ail vested options may be exercised until the later of 90 days from retirement date or the last day of the calendar year of retirement (not to exceed an options original expiration date);

•

Subject to the terms and conditions of MBIA’s 2005 Omnibus Incentive Plan, you will be granted a restricted stock unit award that will vest on the third anniversary of the Retirement Date. The amount of the award will be determined based on the options outstanding as of the date of this letter and may change in the event there is a change in the number of options outstanding on the Retirement Date. The number of restricted share units granted will be based on MBIA’s closing share price on the business date one day prior to your Retirement Date. The restricted stock units will also be subject to such other terms and conditions as may be deemed necessary or appropriate by the company as of the date of grant and set forth in the applicable award agreement;

•	All of your outstanding unvested time-based restricted stock will immediately vest on the Retirement Date;

•

You will receive a cash payout in the amount of $550,000 less withholdings and deductions in lieu of a new LTI grant for the 2006 performance year that will represent approximately 50% of the value of restricted stock that otherwise could have been awarded;

•	You will receive an additional cash payment of $60,000 less withholdings and deductions;

•

Executive outplacement counseling through the firm of Mullin & Associates, Ltd. for a period of six (6) months. Further, at the conclusion of the six (6) months, you will be eligible for an additional three (3) months of outplacement counseling should you request it;

•	Payment of your legal fees of up to $15,000 billed directly to Kevin D. Silva, Chief Administrative Officer, Human Resources, MBIA Insurance Corporation, at the address below.

To indicate your acceptance, please return the signed original letter and notarized Agreement no sooner than April 30, 2007 to Kevin D. Silva, Chief Administrative Officer, Human Resources, MBIA Insurance Corporation, 113 King Street, Armonk, New York 10504.

On behalf of MBIA, we want to convey our gratitude for your contributions during your tenure with MBIA and pledge to make this transition as smooth as possible for both you and MBIA.

Sincerely,

/s/ Kevin D. Silva
Kevin D. Silva

Accepted and Agreed:

/s/ Mark S. Zucker	April 23, 2007
Mark S. Zucker	Date

Restrictive Covenant Agreement and General Release

By and in consideration of the retirement payments and benefits to be provided by MBIA, Inc. (the “Company”) pursuant to the letter agreement (the “Letter”), dated January 26, 2007 and revised on April 16, 2007 between the Company and Mark S. Zucker (the “Retiree”), the Company and whereby the Retiree hereby agree that:

1. Confidential Information. Retiree shall hold in a fiduciary capacity for the benefit of the Company ail secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, (i) obtained by the Retiree during his employment by the Company or any of its affiliated companies and (ii) not otherwise public knowledge (other than by reason of an unauthorized act by the Retiree). The Retiree shall not, without the prior written consent of the Company, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

2. Non-Competition. For three years after the Retirement Date (as defined in the letter agreement referred to above), the Retiree shall not, except with the prior written consent of the Company’s CEO, directly or indirectly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any of MBIA’s Triple A monoline competitors, whether currently in existence or formed after the date hereof, which currently include AMBAC, FSA, FGIC, CDC/CIFG, XL, Ace Guaranty Corp., DePfa, Assured Guaranty and Radian Asset Assurance Inc or any of their affiliates or successors or with any other company that is established for the purposes of providing triple -A rated financial guaranty or similar credit enhancement products, including triple-A rated credit derivative products, that would compete with MBIA (any of the above, an “MBIA Competitor”). Nothing in this paragraph shall prohibit the Retiree from accepting employment with a commercial bank, investment bank or other similar institution that is not primarily engaged in the business of providing the products described above, providing that such commercial bank, investment bank or other similar institution is not affiliated with (e.g. does not own more than a 5 percent interest in) an MBIA Competitor. Notwithstanding anything herein to the contrary, the foregoing shall not prevent the Retiree from acquiring as an investment securities representing not more than two percent (2%) of the outstanding voting securities of any publicly held corporation.

3. Non-Disparagement. The Retiree shall not, directly or indirectly, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way the Company or any of its affiliates, or any employee, former employee, any products or services offered by the Company or its affiliates, nor shall he engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of any of them, in each case except to the extent required by law, and then only after consultation with the Company.

4. Nonsolicitation of Employees. For three years after the Retirement Date, the Retiree shall not attempt, directly or indirectly, to induce any employee of the Company, or any subsidiary or any affiliate thereof to be employed or perform services elsewhere or otherwise to cease providing services to the Company, or any subsidiary or affiliate thereof.

5. Nonsolicitation of Clients. For three years after the Retirement Date, the Retiree shall not, directly or indirectly, for his/her own account or for the account of any other person, in any jurisdiction in which the Company or any of its affiliates has commenced or made plans to commence operations, solicit or otherwise attempt to establish any business relationship of a nature that is competitive with the business or relationship of the Company or any of its affiliates with any person throughout the world which is or was a customer, client or distributor of the Company or any of its affiliates at any time during which the Retiree was employed by the Company (in the case of any such activity during such time) or during the twelve-month period preceding the Retirement Date (in the case of any such activity after the Retirement Date).

6. Company Property. The Retiree shall promptly return to the Company all property of the Company and all copies thereof in the Retiree’s possession or under his/her control.

7. General Release of Claims. a. The Retiree for himself and for his heirs, executors, administrators, and assigns (hereinafter referred to collectively as “Releasors”), forever release and discharge the Company on behalf of any of its past or present parent entities, subsidiaries, divisions, affiliates and related business entities, assets, employee benefit plans or funds, successors and assigns, and any of its or their past or present directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns (collectively the “Company Entities and Persons”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Retiree ever had, now has, or may have against the Company Entities and Persons by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or other matter up to and including the date on which Retiree signs this Agreement.

b. Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Company Entities and Persons from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Company Entities and Persons arising out of Retiree’s employment, and/or retirement from that employment, including, but not limited to any claim under: (i) the Age Discrimination in Employment Act; (ii) Title VII of the Civil Rights Act; (iii) the American with Disabilities Act; (iv) the New York State Human Rights Law; (v) the New York City Administrative Code; (vi) any claim under any other federal state or local law (statutory or decisional), regulation ordinance relating to and/or prohibiting employment discrimination, harassment and/or retaliation; (vii) any claim under the Employee Retirement Income Security Act (“ERISA”) (excluding claims for accrued, vested benefits under any employee benefit pension plan of MBIA in accordance with the terms and conditions of such plan and applicable law); (viii) any claim under the Family and

Medical Leave Act (“FMLA”); (ix) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of Retiree’s employment, the terms and conditions of such employment, the separation of such employment, including but not limited to breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iv) any claim for attorneys’ fees, costs, disbursements and/or the like. Nothing in this Agreement shall be a waiver of claims that may arise after the date on which you sign this Agreement.

c. Retiree acknowledges and agrees that by virtue of the foregoing, he has waived all relief available to him (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Agreement. Therefore, Retiree agrees that he will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.

8. Injunctive Relief and Other Remedies with Respect to Covenants. The covenants and obligations of the Retiree with respect to the restrictive covenants contained herein relate to special, unique and extraordinary matters and a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining the Retiree from committing any violation of the covenants and obligations contained herein. These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. In the event the Retiree breaches any such provision of this Agreement in any material respect, in addition to any remedy at law or in equity, the Retiree shall (i) not be entitled to receive, if not already paid, the retirement payments and benefits described in the letter agreement, and (ii) return to the Company any and all payments previously made by the Company (or any of its affiliates) pursuant to the letter agreement within 15 days after written demand for such repayment is made to the Retiree by the Company. For the avoidance of doubt, pursuant to this Section 8, upon the occurrence of any such breach, (i) any outstanding stock options that became vested under, or that remain exercisable solely on account of, the letter agreement shall be forfeited, and (ii) the Company may recapture all or any portion of the compensation realized upon (A) the vesting of any restricted stock that became vested pursuant to the Letter, and (B) the exercise of any stock option that became vested pursuant to the Letter.

9. Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York.

10. Severability; Reformation. In the event that one more of the provisions of this agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that any of the provisions of this agreement is not enforceable in accordance with its terms, the Retiree and the Company agree that the agreement shall be reformed to make it enforceable in a manner which provides the Company the maximum rights permitted at law.

11. Acknowledgments.

a. Retiree acknowledges that the payments and/or other benefits provided pursuant to the Letter and this Agreement: (i) exceed any payment, benefit, or other thing of value to which Retiree might otherwise be entitled under any policy, plan, or procedure of the Company and/or its affiliates or pursuant to any prior agreement or contract (oral, written or otherwise) between the Company and/or its affiliates and Retiree; and (ii) are in full discharge of any and all liabilities and obligations of the Company and/or its affiliates to Retiree, monetarily or with respect to employee benefits or otherwise including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company and/or its affiliates and/or any alleged understanding or arrangement between Retiree and the Company and/or its affiliates.

b. Retiree acknowledges that: (a) he has been advised by MBIA in writing to consult with an attorney of his choosing in connection with this Agreement; (b) has carefully read this Agreement in its entirety; (c) has had the opportunity to fully consider the terms of this Agreement for at least twenty-one (21) days; (d) fully understands the significance of all of the terms and conditions of this Agreement and has discussed it with my independent legal counsel, or has had a reasonable opportunity to do so; (e) has had answered to his satisfaction any questions asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein with the intent to be bound hereby.

c. This Agreement is not intended, and shall not be construed, as an admission that any of the Company Entities and Persons has or have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against me.

d. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

e. Retiree agrees that this Agreement may only be used as evidence in a subsequent proceeding in which a party alleges a breach of this Agreement.

f. Retiree understands that this Agreement, and the Letter constitute the complete understanding between the Company and/or its affiliates and Retiree, and supersedes any and all agreements, understandings, and discussions, whether written or oral between Retiree and the Company and/or its affiliates. No other promises or agreement shall be binding unless in writing and signed by both the Company and Retiree after the Agreement Effective Date,

12. Acceptance. Retiree may accept this Agreement by fully executing it and returning it to Kevin D. Silva, Chief Administrative Officer, MBIA Insurance Corporation, 113 King Street, Armonk, New York 10504, no sooner than April 30, 2007. After executing this Agreement, Retiree shall have seven (7) days (the “Revocation Period”) to revoke this Agreement by indicating his desire to do so in writing addressed and delivered to Kevin D.

Silva at the address listed above no later than the close of business on the seventh (7th) day following the date Retiree executes this Agreement. The effective date of this Agreement shall be the eighth (8th) day following my signing of the Agreement (the “Agreement Effective Date”). In the event Retiree does not accept this Agreement as set forth above, or in the event he revokes this Agreement during the Revocation Period, this Agreement, including but not limited to the obligation of the Company to provide the payments and the benefits referred to in the Letter shall be deemed automatically null and void.

13. Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

Dated: April 23, 2007

Signature:	/s/ Mark S. Zucker
Mark S. Zucker

STATE OF NEW YORK	)	PATRICIA A. OLIN
	) SS.:	Notary Public, State of New York
COUNTY OF WESTCHESTER	)	No. 60-4623828
Qualified in Westchester County
Commission Expires April 30, 2010

On this 23rd day of April 2007, before me personally came Mark S. Zucker to be known and known to me to be the person described and who executed the foregoing Agreement, and he duly acknowledged to me that he executed the same.

/s/ Patricia A. Olin
Notary Public

MBIA, Inc.

By:	/s/ Kevin D. Silva 4/30/07
Kevin D. Silva

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